Exhibit 1

R1.1	RLI Insurance Company P.O. Box 3967 Peoria IL 61612-3967 Phone: (309)692-1000 Fax: (309)683-1610	DISHONESTY BOND (FOR ANY TYPE OF BUSINESS)

Bond No. - LFM0011344

Item1. Name of Insured:	SPRING CREEK CAPITAL CORP. (the "Insured)

PrincipalAddress:	1365 N. COURTENAY PKWY Merritt Island, FL 32953

Item 2. Bond Period:
The term of this bond begins with the  5th  day of  August  ,  2009  at 12:00 o'clock night, standard time, at the address of the insured given above, and ends at 12:00 o'clock night, standard time, on the effective date of the cancellation of this Bond in its entirety.

Item3. Limit of liability:	$ 25,000.00

I. INSURING AGREEMENT

In consideration of the agreed premium, RLI Insurance Company, an  Illinois  corporation (the "Company"), hereby agrees to indemnify the Insured, against any loss of money or other property which the Insured shall sustain or for which the Insured shall incur liability to any customer or subscriber of the Insured through any fraudulent or dishonest act or acts committed by any Employee or Employees of the Insured acting alone or in collusion with others, an amount, not exceeding, in the aggregate, the amount stated in Item 3.

II. DEFINITIONS

Employee. The word Employee or Employees, as used in this Bond, shall be deemed to mean, respectively, one or more of the natural persons (except directors or trustees of the Insured, if a corporation, who are not also officers or employees thereof in some other capacity) while in the regular service of the Insured in the ordinary course of the Insured's business during the term of this Bond, and whom the Insured compensates by salary, or wages and has the right to govern and direct in the performance of such service, and who are engaged in such service within any of the States of the United States of America, or within the District of Columbia, Puerto Rico, the Virgin Islands, or elsewhere for a limited period, but not to mean brokers, factors, commission merchants, consignees, contractors, or other agents or representatives of the same general character.

III. GENERAL EXCLUSIONS

A.
Acts Committed by You or Your Partners: This Bond will not pay for loss resulting from any dishonest or criminal act committed by you or any of your partners whether acting alone or in collusion with other persons.

B.	Indirect Loss: This Bond will not pay for loss that is an indirect result of any act covered by this Bond including, but not limited to, loss resulting from:
(1) Your inability to realize income that you would have realized had there been no loss of, or loss from damage to, covered property.

(2) Payment of damages of any type for which you are legally liable; but, we will pay compensatory damages arising directly from a loss covered under this Bond.

(3) Payments of costs, fees or other expenses you incur in establishing either the existence or the amount of loss under this Bond.

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 C. Legal Expenses: This Bond will not pay for expenses related to any legal action.

IV. EXCLUSIONS

This Bond does not apply to loss, or to that part of any loss, as the case may be, the proof of which, either as to its factual existence or as to its amount, is dependent upon an inventory computation or a profit and loss computation. In addition, the Bond does not apply to the defense of any legal proceedings brought against the Insured, or to fees, costs or expenses incurred or paid by the Insured in prosecuting or defending any legal proceedings whether or not such proceedings results or would result in a loss to the Insured covered by this Bond. In addition, the Company shall not be liable for any costs, fees and other expenses incurred by the Insured in establishing the existence or the amount of loss covered under this Bond.

V. CONDITIONS

A.	Consolidation-Merger. If any natural persons shall be taken into the regular service of the Insured through merger or consolidation with some other concern, the Insured shall give the Company written notice thereof and shall pay an additional premium on any increase in the number of Employees covered under this Bond as a result of such merger or consolidation computed pro rata from the date of such merger or consolidation to the end of the current premium period.
B.
Discovery Period. Loss is covered under this Bond only (a) if sustained through any act or acts committed by any Employee of Insured while this Bond is in force as to such Employee, and (b) if discovered no later than one (1) year from the expiration or sooner cancellation of this Bond in its entirety as provided in Section VI, Cancellation, or from its cancellation or termination in its entirety in any other manner, whichever shall first happen.

C.
Fraudulent or Dishonest Act. A Fraudulent or Dishonest Act of an Employee of the insured shall mean an act which is punishable under the criminal code in the jurisdiction within which act occurred, for which said Employee is tried and convicted by a court of proper jurisdiction.

D.
Limit of Liability Under This Bond and Prior Insurance. With respect to loss or losses caused by an Employee or which are chargeable to such Employee as provided in CONDITION C and which occur partly under this Bond and partly under other bonds or policies issued by the Company to the Insured or 1:0 any predecessor in interest of the Insured and terminated or cancelled or allowed to expire and in which the period for discovery has not expired at the time any such loss or losses thereunder are discovered, the total liability of the Company under this Bond and under such other bonds or policies shall not exceed, in the aggregate, the amount carried under this Bond on such loss or losses or the amount available to the Insured under such other bonds or policies, as limited by the terms and conditions thereof, for any such loss or losses, if the latter amount be the larger.

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E.
Non-Accumulation of Liability.Regardless of the number of years this Bond shall continue in force and the number of premiums which shall be payable or paid, the liability of the Company under this Bond shall not be cumulative in amounts from year to year or from period to period.

F.
Salvage. If the Insured shall sustain any loss or losses covered by this Bond which exceed the amount of coverage provided by this Bond, the Insured shall be entitled to all recoveries, except from suretyship, insurance, reinsurance security and indemnity taken by or for the benefit of the Company, by whomsoever made, on account of such loss or losses under this Bond until fully reimbursed, less the actual cost of effecting the same; and less the amount of the deductible carried on the Employee causing such loss or losses; and any remainder shall be applied to the reimbursement of the Company.

G.
Prior Fraud, Dishonesty or Cancellation. No Employee, to the best of the knowledge of the Insured, or of any partner or officer thereof not in collusion with such Employee, has committed any Fraudulent or Dishonest Act in the service of the Insured or otherwise. If prior to the issuance of this Bond, any fidelity insurance in favor of the Insured or any predecessor in interest of the Insured and covering one or more of the Insured's employees shall have been cancelled as to any of such employees by reason of (a) the discovery of any fraudulent or dishonest act on the part of such employees, or (b) the giving of written notice of cancellation by the Insurer issuing such fidelity insurance, whether the Company or not, and if such employees shall not have been reinstated under the coverage of such fidelity insurance or superseding fidelity insurance, the Company shall not be liable under this Bond on account of such Employees unless the Company shall agree in writing to include such Employees within the coverage of this Bond.

H.
Loss, Notice, Proof, Legal Proceedings. At the earliest practical moment, and at all events not later than fifteen days after discovery of any fraudulent or dishonest act on the part of any Employee by the Insured, or by any partner or officer thereof not in collusion with such Employee, the Insured shall give the Company written notice thereof and within four months after such discovery shall file with the Company affirmative proof of loss, itemized and duly sworn to, and shall upon request of the Company render every assistance, not pecuniary, to facilitate the investigation and adjustment of any loss. No suit to recover on account of loss under this Bond shall be brought before the expiration of two months from the filing of proof as aforesaid on account of such loss, nor after the expiration of fifteen months from the discovery as aforesaid of the fraudulent or dishonest act causing such loss. If any limitation in this Bond for giving notice, filing claim or bringing suit is prohibited or made void by any law controlling the construction of this Bond, such limitation shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law.

I.
Part-Time or Temporary Employees. The named Insured shall not at any time while this Bond is in force direct any temporary or part time Employee(s) to any subscriber's premises unless such Employee(s) is accompanied by a foreman who is in the regular employ of the Insured.

J.	Valuation -Settlement. Subject to the applicable Limit of Liability provision we will pay for:
(1) Loss of "money" but only up to and including its face value.
(2) Loss of "securities" but only up to and including their value at the close of business on the day the loss was discovered. We may, at our option:
(a) Pay the value of such "securities" or replace them in kind, in which event you must assign to us all your rights, title and interest in and to those "securities;"

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(b) Pay the cost of any Lost Securities Bond required in connection with issuing duplicates of the "securities." However, we will be liable only for the payment of so much of the cost of the bond as would be charged for a bond having a penalty not exceeding the lesser of the:
(i) Value of the "securities" at the close of business on the day the loss was discovered; or
(ii) Limit of liability.

(3) Loss of, or loss from damage to, "property other than money and securities" or loss from damage to the "premises" for not more than the:
(a) Actual cash value of the property on the day the loss was discovered;
(b) Cost of repairing the property or "premises;" or
(c) Cost of replacing the property with property of like kind and quality.

We may, at our option, pay the actual cash value of the property or repair or replace it.
If we cannot agree with you upon the actual cash value or the cost of repair or replacement, the value or cost will be determined by arbitration.

VI. CANCELLATION

This Bond shall be deemed cancelled as to any Employee: (a) immediately upon discovery by the Insured, or by any partner or officer thereof not in collusion with such Employee, of any fraudulent or dishonest act on the part of such Employee; or (b) at 12:00 o'clock night, standard time, upon the effective date specified in a written notice served upon the Insured or sent by mail. Such date, if the notice be served, shall be not less than ten days after such service, or, if sent by mail, not less than fifteen days after the date of mailing. The mailing by the Company of notice, as aforesaid, to the Insured at its principal office shall be sufficient proof of notice.

This Bond shall be deemed cancelled in its entirety at 12:00 o'clock night, standard time, upon the effective date specified in a written notice served by the Insured upon the Company or by the Company upon the Insured, or sent by mail. Such date, if served by the Company, shall be not less than ten days after such service, or if sent by the Company by mail, not less than fifteen days after the date of mailing. The mailing by the Company of notice, as aforesaid, to the Insured at its principal office shall be sufficient proof of notice. The Company shall refund to the Insured the unearned premium computed pro rata if this Bond is cancelled at the instance of the Company, or at short rates if cancelled or reduced at the instance of the Insured.

Dated this 5th day of August , 2009  .

Countersigned	RLI Insurance Company

By: /s/	By: /s/ Roy C. Die
Authorized Representative	Roy C. Die, Vice President

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